Exhibit 99.1


                         TERMINATION AND SALE AGREEMENT

This Termination and Sale Agreement ("Termination and Sale Agreement") is entered into as of May 31, 2001 ("Effective Date"), by and between Micromedex, Inc., a Delaware corporation with offices at 6200 South Syracuse Way, Suite 300, Greenwood Village, Colorado 80111-4740 ("Micromedex"), and Semotus Solutions Inc. with headquarters at 1735 Technology Drive, Suite 790, San Jose, California 95110 and Simkin, Inc., a Florida company with offices at 1035 NW 57th Street, Gainesville, Florida 32605 (hereinafter collectively referred to as "Simkin").

WHEREAS, Micromedex and Simkin entered into that Joint Development Agreement originally dated January 18, 1999 (the "Agreement"); and

WHEREAS, the parties desire to terminate the Agreement on the terms and conditions set forth below; and

WHEREAS, Simkin desires to sell, and Micromedex desires to purchase, all of Simkin's rights, title and interest to the Assets, as defined below, also on the terms and conditions set forth below.

NOW, THEREFORE in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Micromedex and Simkin hereby agree that the Agreement, as incorporated herein by reference, shall be terminated as of the Effective Date hereof.

2. Simkin hereby sells, assigns, and transfers all rights, title and interest which it owns in the Product, Derived Products, Source Code, Updates, Work Product, Documentation and Preexisting Proprietary Materials and in and to the related copyright, patent, trade secret and other proprietary rights therein (as those terms are defined in the Agreement) and to any and all training materials related thereto (collectively, the "Assets") to Micromedex, for the total sum of $350,000.00 ("Purchase Price"). The parties agree that the Purchase Price includes any royalties that may have been due or are due and owing to Simkin from Micromedex under the Agreement. Simkin shall execute and deliver to Micromedex contemporaneously with this Termination and Sale Agreement the Copyright Assignment, and any and all instruments and assignments as may be necessary to carry out the provisions hereof and the transactions contemplated hereby.

3. The Assets, and all copies thereof, shall be delivered to Micromedex within seven (7) days of the Effective Date of this Termination and Sale
     Agreement. Simkin shall ensure that any copies of the Assets residing on its computers are deleted therefrom.

4. The Purchase Price shall be due and paid to Simkin by Micromedex within fourteen (14) days of receipt of the fully executed Termination and Sale Agreement and Copyright Assignment. Simkin requests that the check be mailed to Accounts Payable, at 1735 Technology Drive, Suite 790, San Jose, CA 95110.

5.   Simkin hereby makes the following representations and warranties:

     a. The Assets, as delivered to Micromedex, are free of any errors or defects and the Documentation, as delivered to Micromedex, shall be sufficient for a trained computer programmer of general proficiency to maintain and support the Product without assistance from any party.

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     b.   Simkin has not, as of the Effective Date of this  Termination and Sale
          Agreement, incorporated any portion of any of the Assets into any other product, including but not limited to the Dose Assist product.

     c. Simkin shall not, after the Effective date of this Termination and Sale Agreement, incorporate any portion of any of the Assets into any other product, including but not limited to the Dose Assist product.

     d. The Assets do not violate any United States copyrights or other intellectual property rights of any third party.

     e. As of the Effective Date of this Termination and Sale Agreement, Simkin has good and marketable title to the Assets, free and clear of any lien or other encumbrance.

     f. As of the Effective Date of this Termination and Sale Agreement, Simkin has full right, power and authority to enter into this Termination and Sale Agreement and to perform its obligations hereunder.

     g. Entering into this Termination and Sale Agreement and performing its obligations hereunder will not violate the provisions of any agreement by which Simkin is bound or of any law or regulation by which Licensor is governed.

6. Simkin shall indemnify and hold Micromedex, its affiliated corporations and its and their directors, officers, employees, agents, successors, assigns, distributors and customers harmless against any and all damages, costs, judgments, settlements, penalties, attorneys' fees or other costs or expenses paid or incurred in connection with claims by any party arising from: (i) Micromedex' use, authorization of use or use by customers of the Assets; (ii) a claim that Micromedex' use of the Assets infringe the copyright or other intellectual property right of a third party, or (iii) any other breach by Simkin of any warranties, terms or conditions of this Termination and Sale Agreement; except to the extent any such claims directly result from an addition to or modification of the Assets by Micromedex. Simkin's obligations under this Section are subject to the following conditions: (a) Micromedex provides Simkin with prompt notice of such claim (provided that the failure to so notify shall not affect Micromedex's rights to indemnification hereunder unless, and then only to the extent that, Simkin has been actually prejudiced thereby); and (b) Micromedex allows Simkin to control the defense and any settlement of the claim (provided that Simkin may not agree to any settlement that involves injunctive or equitable relief affecting Micromedex or the Assets or admission of liability by Simkin without obtaining Micromedex' prior written consent); and (c) Micromedex provides cooperation as reasonably requested by Simkin (provided Simkin reimburses Micromedex for any costs involved in providing the cooperation).

7. For a period of three (3) years after the Effective Date of this Termination and Sale Agreement, Simkin agrees that it shall not, directly or indirectly, create, develop, market, license or distribute any product that is competitive with the Assets. Notwithstanding the above, Simkin may continue to offer its Handheld Dose Assist product but such product shall not contain or be enhanced to include any pharmacokinetic dosing system. The parties acknowledge that a breach of this Paragraph 7 will cause irreparable injury to Micromedex and that money damages will not provide adequate remedy therefore. Micromedex shall therefore be entitled to seek equitable relief, including an injunction, in addition to any remedy it may have at law or otherwise.

8. The parties agree to keep the terms and conditions of this Termination and Sale Agreement confidential except insofar as disclosure may be required by statute, regulation or legal process. Notwithstanding the above, parties agree to make joint press release within thirty (30) days of the Effective Date of this Termination and Sale Agreement announcing that the business entity known as Simkin, Inc., located in Gainesville, Florida, a wholly owned subsidiary of Semotus Solutions, Inc., is being further consolidated/integrated into Semotus' core wireless business, by moving in a direction that focuses on wireless solutions in the medical/healthcare space. Simkin and Semotus will be developing wireless

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     healthcare  applications  specifically  created for use with PDAs and other handheld devices. Simkin's Capcil product will no longer be available or supported. The parties will further announce that Kinetidex 2.0, a leading pharmacokinetic dosing system co-developed by Simkin, Inc. and Micromedex, is now solely owned, licensed and supported by Micromedex. Within ten (10) days of the Effective Date of this Termination and Sale Agreement, all references to the Capcil product on the Simkin website located at www.simkin.com or similar Simkin sites shall state that the Capcil product is no longer available, reference the Kinetidex product as described above, and contain a link to the Micromedex website at www.micromedex.com.

9. The parties acknowledge and represent that they have carefully read and fully understand all of the terms and conditions set forth in this Termination and Sale Agreement. The parties further acknowledge and represent that they enter into this Termination and Sale Agreement freely, knowingly, and without coercion and based on their own judgment.

10.  If any  provision of this  Termination  and Sale  Agreement is deemed to be
     illegal,   invalid,   or   unenforceable,   the   legality,   validity  and
     enforceability of the remaining parts shall not be affected.

11. In the event any dispute or controversy arises with respect to this Termination and Sale Agreement, its breach, interpretation, modification, or extinction, then the prevailing party shall be entitled to reasonable attorneys' fees and costs from the adverse party if such dispute or controversy is finally resolved by administrative or judicial order or judgment.

12. This Termination and Sale Agreement contains all of the terms and conditions agreed upon by the parties regarding the subject matter of this Termination and Sale Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Termination and Sale Agreement, not expressly set forth in this Termination and Sale Agreement are of no force or effect.

13. Any amendment or modification of this Termination and Sale Agreement must be in writing, and signed by duly authorized representatives of the parties. Any amendment or modification not made in this manner shall have no force or effect.

14. Each party agrees to do any and all acts or things reasonably necessary in connection with the performance of its obligations under this Termination and Sale Agreement.

15. This Termination and Sale Agreement shall be construed and enforced in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, each of the parties hereto has caused this Termination and Sale Agreement to be executed by a duly authorized representative.

MICROMEDEX, INC.                            SIMKIN, INC.

By: /s/ Rick Noble                          By: /s/ Anthony N. LaPine
(Signature)                                 (Signature)
Title: COO, Thomson Healthcare              Title:  Chief Executive Officer

Date: June 4, 2001                          Date: May 31, 2001

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SEMOTUS SOLUTIONS INC.

By: /s/ Anthony N. LaPine
(Signature)
Title: Chief Executive Officer

Date: May 31, 2001


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